                                                                    EXHIBIT 10.4


                               LICENSE AGREEMENT

     LICENSE AGREEMENT dated as of this 20th day of August, 1996 by and between Facia Reco Associates, Limited Partnership, a Massachusetts limited partnership having its principal office at c/o Victor Colantonio, c/o Peabody & Brown, 101 Federal Street, Boston, Massachusetts 02110, ("Licensor"), and Viisage Technology, Inc., a Delaware corporation having its principal place of business at 531 Main Street, Acton, Massachusetts 01720 ("Licensee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Licensor is the owner or licensee of certain proprietary technology, including U.S. Patent No. 5,164,992, relating to facial recognition systems; and

     WHEREAS, Licensee desires to develop, revise, enhance, modify, and/or create derivatives with respect to such proprietary technology for use in connection with Licensee's systems and products.

     WHEREAS, the Licensee is acquiring the Viisage Technology Division of Lau Acquisition Corp. and this agreement shall not take effect until that transaction is consummated as further provided in Section 14.12 below.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


SECTION I - DEFINITIONS.
-----------------------

     As used herein, the following capitalized terms shall have the respective meanings set forth below:

     1.1  "Access Control Field" shall mean the the control of human entry
           --------------------
through doorways, gates, turnstiles or similar thresholds in and to buildings or facilities located on properties owned or controlled by the United States federal government, or any other national government (but not, for example, state or local subdivisions thereof) which is a member of the United Nations, using apparatus at the entry point.

     1.2  "Documentation" shall mean user manuals, notes, diagrams, drawings,
           -------------
reports, publications and technical specifications including without limitation descriptions of manufacturing processes and technical drawings, all computer programs in both object and source code format and any other physical embodiment of the Technology and Improvements owned or controlled by Licensor.

     1.3  "End User" shall mean a customer authorized to use a Machine Copy for
           --------
internal purposes only and not for further distribution.

     1.4  "Field" shall mean the use of the Technology in connection with face
           -----
recognition for:

(a)  de-duplicating data bases created, controlled and/or managed   by Licensee
     or its sublicensees;

(b) querying data bases created, controlled and/or managed by Licensee or its sublicensees; and/or

(c)  utilizing, directly or indirectly, personal identification cards.

     1.5  "Improvements" shall mean any Technology that is discovered, developed
           ------------
or otherwise owned or controlled by Licensor at any future time which relates to the Field as further set forth in Section 2.4 of this Agreement but shall specifically exclude Modifications made by or on behalf of Licensee pursuant to
Section 4.1 of this Agreement, which shall be owned solely by Licensee.

     1.6  "Licensee" shall mean Viisage Technology, Inc. and its successors and
           --------
permitted assigns.

     1.7  "Licensor" shall mean Facia Reco Associates, Limited Partnership, a
           --------
Massachusetts limited partnership, and its successors and assigns.

     1.8  "Owned or controlled" shall include Technology and/or Improvements
           -------------------
which the Licensor owns, hereafter acquires or under which the Licensor is licensed or becomes licensed and has the right to grant sublicenses including without limitation pursuant to that certain patent license from The Massachusetts Institute of Technology ("MIT"), and that certain copyright license which has been licensed from MIT to Dr. Alex P. Pentland, and in turn sublicensed from Cogito, Inc., a Massachusetts corporation controlled by Dr. Alex P. Pentland, to Licensor, which licenses are referred to in Section 3.2(c) of this Agreement.

     1.9  "Machine Copy" shall mean the physical embodiment of the Technology
           ------------
manufactured by or on behalf of Licensee first sold by Licensee or its duly authorized sublicensee to an EndUser, which copy shall reside on a single central processing unit.

     1.10 "Modifications" shall include any developments, modifications,
           -------------
enhancements, revisions or derivatives to the Technology made by or on behalf of Licensee as further provided in Section 4.1 of this Agreement.

     1.11 "Minimum Royalty" shall mean the minimum royalty payable pursuant to
           ---------------
Section 2.5(d) of this Agreement.

     1.12      "Proprietary Information" shall mean all trade secrets and
                -----------------------
confidential information disclosed by one party (the "Disclosing Party") to the other (the "Receiving Party").

     The definition of "Proprietary Information" herein shall not include information which

(a) was known to the Receiving Party at the time it was disclosed, other than by previous disclosure by the Disclosing Party;

(b) is at the time of disclosure or later becomes known within the relevant industry under circumstances involving no breach of this Agreement;

(c) is lawfully and in good faith made available to the Receiving Party by a third party;

(d) is required to be disclosed by the Receiving Party by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for similar material and reasonable advance notice is given to the Disclosing Party; or

(e) is independently developed or otherwise rightfully known by the Receiving Party.

     1.13 "Royalty" shall mean that royalty payable by Licensee to Licensor as
           -------
further set forth in Section 2.5(b) of this Agreement.

     1.14 "Sponsors" shall mean sponsors of the MIT Media Laboratory as
           --------
determined by that certain statement entitled, "Intellectual Property Rights of Media Laboratory Sponsors to Intellectual Property Developed Under Sponsored Research at the Media Laboratory, MIT, effective November 30, 1988, revised January 1, 1993, notes as of October 1, 1993."

     1.15 "Technology" shall mean all patent rights (including without
           ----------
limitation U.S. Patent No. 5,164,992 and any broadening reissues thereof), copyrights (including without limitation Copyright 1993, 1994, Facia Reco Associates Limited Partnership for software entitled "Sherlock Facial Recognition Software," DOS and Windows Versions based upon M.I.T. Case 5404, 'A Face Recognition System' by Matthew A. Turk and Alex P. Pentland, and related Documentation; and Copyright 1992, Massachusetts Institute of Technology for computer software entitled "Image Similarity Software," and related Documentation described in M.I.T. Case No. 5929ST, "Image Similarity Software," by Alex P. Pentland), derivatives to any of the foregoing (except as set forth in Section 4.1 of this Agreement) made by Licensor, its General Partners and/or Affiliated Persons (as that term is defined in the Facia Reco Associates Limited Partnership Certificate and Agreement of Limited Partnership dated October 27,
1992), trademarks, service marks, technical or other information, trade secrets, know-how, processes, formulations, concepts, ideas, data, software, computer programs (in all formats including without limitation, both source code and object code) and any and all other rights including without limitation intellectual property that is used in or relates to the Field, and that is either (a) owned or controlled by the Licensor as of the date of the execution of this Agreement including without limitation as further set forth in Exhibit A which is attached hereto and incorporated herein by reference, (b) owned or controlled by the Licensor hereafter, including Improvements, and (c) any Documentation and Proprietary Information of Licensor related thereto.


SECTION II - TERMS OF LICENSE.
------------------------------

     2.1  Grant of License.
          ----------------

(a) Subject to the terms and conditions of this Agreement, the Licensor grants to Licensee and the Licensee accepts from Licensor an exclusive worldwide license for all of Licensor's rights, now existing or hereafter acquired, direct or indirect, in the Technology including without limitation the right to: (1) to distribute copies, utilize, develop, perform and display publicly, prepare derivative works, reproduce in copies, improve, modify, revise and enhance the Technology or any portion or component thereof as Licensee shall determine appropriate, (2) to cause its subcontractors, representatives or agents to perform the same for Licensee's benefit, or
     (3) in the manufacture, advertising, promotion, distribution and sale, licensing and/or sublicensing of the Licensee's products and systems, and/or (4) in connection with or as integrated into any third party's products and systems which Licensee may have licensed, sublicensed or otherwise acquired; provided that Licensee shall not have the right to use
                         -------------
     the Technology in the Access Control Field.

(b) Licensor has previously delivered to Licensee all Documentation in existence regarding the Technology as it presently exists, including without limitation, computer programs listed on Exhibit A in both object and source code format and user documentation related thereto.

     2.2  Right to Grant Sublicenses.  The Licensee shall have the right to
          --------------------------
grant sublicenses, and such sublicensees shall have the right to grant sublicenses, of equal or lesser scope under the license set forth in Section 2.1.

     2.3  Exclusive Territory; Leads.  The license set forth in Section 2.1
          --------------------------
shall be exclusive worldwide, and the Licensor shall not for itself or authorize or appoint a third party to engage in business activities which would conflict with such license. Licensor shall advise Licensee of all sales leads obtained by Licensor for systems and products which would use the Technology in the Field. The parties acknowledge that the license set forth in

Section 2.1 does not grant any rights to Licensee (i) outside of the Field or
(ii) in the Access Control Field; any future grant with respect thereto may be addressed in one or more separate agreements which the parties may enter into from time to time. Licensee acknowledges that MIT has reserved the right to practice U.S. Patent No. 5,164,992 for its own noncommercial research purposes and to grant licenses under such patent to Sponsors of its Media Laboratory. Licensee also acknowledges that Licensor has granted an exclusive license to Lau Acquisition Corp. ("Lau") of even date herewith to use the Technology in the Access Control Field.

     2.4  Improvements.
          ------------

(a) If, during the term of this Agreement, the Licensor shall develop, improve, make, acquire, control, obtain the right to use (by license or otherwise) or otherwise own or control any discovery, invention or Improvement (whether patentable or unpatentable), or new method, system, technique or device used in the Field (including, without limitation any such developments provided by Licensor to any of its other permitted sublicensees), but excluding any rights to be assigned to Licensee under
     Section 4.1 of this Agreement, the Licensor shall promptly disclose the same to the Licensee in writing and the same shall be and become, without the necessity of any further action by the Licensor or the Licensee, a part of and be included in the Technology licensed as part of this Agreement.

(b) In connection with Section 2.4(a), the Licensor agrees promptly to provide the Licensee with copies of all Documentation of such Improvements including without limitation, computer programs in both object and source code format and user documentation related thereto.

     2.5  Fixed Fee and Royalty Obligation.  In consideration of the grant of
          --------------------------------
license hereunder, the Licensee shall pay to Licensor the following:

(a)  Intentionally Omitted.

(b)  Royalty.  A royalty (the "Royalty") equal to $350 per Machine Copy of the
     -------
     Technology used in a system or product first licensed, leased or sold to an End User by: (1) Licensee or (2) a sublicensee of Licensee who is not an End-User sublicensee. Notwithstanding any other provision in this Agreement, Licensee shall not pay any Royalty to Licensor for any Machine Copy shipped by Licensee or its sublicensee(s) as a warranty replacement without charge for another Machine Copy for which a Royalty has previously been paid, and furthermore, under no circumstances shall Licensee be required to pay more than one Royalty in connection with sales of any products incorporating the Technology (including, without limitation, updates, enhancements or improvements) to an End User who has previously purchased, leased or licensed any Machine Copy, provided that such products shall be limited to use on the same single central processing unit as the initial Machine Copy.

(c)  Sublicense Fee.  Licensee shall pay Licensor a sublicensee issue fee
     --------------
     applicable to sublicenses authorizing a third party to make and distribute products utilizing the Technology in an amount equal to fifty percent (50%) of the sublicense issue fee (which shall exclude royalties) paid to Licensee, by any sublicensee, if any; provided, however, in no event shall any such sublicense issue fee exceed Five Thousand Dollars ($5,000.00) (the "Sublicense Fee").

(d)  Minimum Royalty.
     ---------------

     (i)  United States.  During the period that that certain Patent License
          -------------
     Agreement between Massachusetts Institute of Technology and Facia Reco Associates Limited Partnership dated July 5, 1994, as amended, shall provide for an exclusive license under Section 2.3 of that Patent License Agreement (the "Exclusive Patent Period"), Licensee shall pay Licensor a minimum Royalty under this Section 2.5(d)(i) with respect to End-Users located in the United States for each twelve (12) month period ending on July 22 during the term of this Agreement, equal to the difference of $21,000 and the Royalties paid during such twelve month period (the "Minimum U.S. Royalty"). The Licensee shall have no obligation to pay Minimum U.S. Royalties for any period following the expiration of the Exclusive Patent Period.

     (ii)  Outside United States.  During the Exclusive Patent Period, Licensee
           ---------------------
     shall pay Licensor a minimum Royalty under this Section 2.5(d)(ii) with respect to End-Users located outside of the United States for each twelve
     (12) month period ending on November 21 during the term of this Agreement, equal to the difference of $21,000 and the Royalties paid during such twelve month period (the "Minimum Foreign Royalty"). The Minimum Foreign Royalty shall be increased to $28,200 for the fourth year during which a Minimum Foreign Royalty is payable as provided in the preceding sentence; $34,400 for the fifth year during which a Minimum Foreign Royalty is payable as provided in the preceding sentence; and $42,000 for subsequent years during which a Minimum Foreign Royalty is payable as provided in the preceding sentence. The Licensee shall have no obligation to pay Minimum Foreign Royalties for any period following the expiration of the Exclusive Patent Period, as may be extended by Licensor and MIT from time to time. The terms "Minimum U.S. Royalty" and "Minimum Foreign Royalty" shall be collectively referred to as the Minimum Royalty.

     2.6  Payment and Reports.  All Royalties accrued with respect to Machine
          -------------------
Copies sold or leased by the Licensee and its sublicensees in each calendar quarter shall be paid to Licensor on or before the sixtieth (60th) day following the end of the quarter, and together with such payment, Licensee shall deliver to Licensor a quarterly report of the amounts for such quarter, showing the calculation of the Royalties being paid therewith. The balance of any Minimum Royalty due under Section 2.5(d) shall be paid by Licensee to Licensor on or before sixtieth (60th) day following the end of the last calendar quarter in which said respective twelve month period of the Exclusive Patent Period as further set forth in Section 2.5(d) concludes.

     2.7  Records.  Licensee shall keep complete books and records showing all
          -------
systems or products licensed, leased or sold by Licensee and its sublicensees which use Technology; in sufficient detail to ascertain the accuracy of the reports required by this Agreement and to enable the earned royalties payable hereunder to be accurately determined and verified as herein provided. Licensee agrees to maintain such books and records, including any audit reports relating to activities of its sublicensees, for a period of five (5) years from the later of the effective date of this Agreement or the end of the calendar quarter to which they apply, unless Licensor shall have sooner notified Licensee that it disputes any of such books or records, in which event Licensee shall maintain any such disputed books and records for such longer period as shall be reasonably necessary to resolve, settle or litigate any such dispute. Licensee shall permit such relevant books and records to be examined (but shall not be required to do so more than once in a calendar year) at a reasonable time during normal business hours following notice to Licensee from Licensor of Licensor's request to exercise its right hereunder for the purpose only of verifying the reports and royalty payments required by the Agreement. Such examination will be made at the expense of Licensor and, at its election, by an independent Certified Public Accountant reasonably acceptable to Licensee. All such books and records shall be treated as confidential by Licensor and such accountant unless it determines that material deficiencies exist in any of the reports that are audited, and except to the extent required in any litigation resulting from a dispute in connection with this Agreement. Licensee shall pay the reasonable expenses incurred by Licensor in connection with any such audit, if said certified public accountant conducting such audit certifies to Licensee (together with the delivery of such reasonable verification of such audit results as Licensee may request) that he has determined based on said audit that Licensee had under-reported its Royalties by more than ten percent (10%) as determined based on the amount of the underpayment to the total amount said accountant determines to have been due and owing in any calendar year.

     2.8  Intentionally Omitted.

SECTION III - REPRESENTATIONS, WARRANTIES AND COVENANTS.
-------------------------------------------------------

     3.1  Licensee.  Licensee represents, warrants and covenants to Licensor as
          --------
follows:

(a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and all necessary action, corporate or otherwise, has been taken by it to execute, deliver and perform this Agreement.

(b) The execution, delivery and performance of this Agreement does not violate nor conflict with the Certificate of Incorporation, the by-laws, any existing material agreement of the Licensee with any third party or any laws to which Licensee is subject.

     3.2  Licensor.  Licensor together with each of its General Partners and
          --------
each of their Affiliated Persons (as that term is defined in the Facia Reco Associates Limited Partnership Certificate and Agreement of Limited Partnership dated October 27, 1992), their respective officers and directors, hereby represent, warrant and covenant to the Licensee as follows:

(a) Licensor is a limited partnership duly formed, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and all necessary action has been taken by the General Partners of Licensor to execute, deliver and perform this Agreement.

(b) The execution, delivery and performance of this Agreement does not violate nor conflict with any existing agreement of the Licensor or its General Partners or their Affiliated Persons including, without limitation, Dr. Alex P. Pentland, or consultants, or any laws to which any of them are subject.

(c) Except as provided below, Licensor is the sole and exclusive owner of the Technology in the Field, other than Copyright 1992 Massachusetts Institute of Technology for computer software entitled "Image Similarity Software" and related Documentation described in MIT Case No. 5929ST, "Image Similarity Software," by Alex P. Pentland, as existing on April 16, 1992 and U.S. Patent No. 5,164,992 which are solely and exclusively owned by MIT (the "MIT Technology"). Licensor has received licenses in the Field for the aforementioned MIT Technology and certain derivatives thereto pursuant to: (1) that certain Patent License Agreement between Massachusetts Institute of Technology and Facia Reco Associates Limited Partnership dated as of July 5, 1994, as amended, which is an exclusive license of the Patent in the Field (subject to MIT's right to practice the said patent for its own noncommercial research purposes, and the right of MIT to grant licenses under such patent to Sponsors) (the "MIT Patent License Agreement"), and
     (2) those certain copyright licenses comprised of: (i) Agreement between Massachusetts Institute of Technology and Alex P. Pentland effective as of June 1, 1992 (the "MIT Copyright License"), and (ii) OEM Software License Agreement between Cogito, Inc. (Pentland's wholly owned corporate nominee) and Facia Reco Associates Limited Partnership made as of October 28, 1992 which is a grant of sublicense to Licensor under the aforesaid MIT Copyright License for the "Image Similarity Software," together with an exclusive grant of license for all derivatives authored by Dr. Alex P. Pentland thereto and then constituting the "Sherlock Facial Recognition Software," (the foregoing patent and copyright licenses are referred to individually and collectively as the "Pre-Existing License Agreements"), and has the right to grant sublicenses therefor on the terms set forth in this Agreement. A true, accurate and complete copy of each of the Pre-Existing License Agreements have been previously delivered to Licensee. Licensor has and shall continue at all times to perform in accordance with the Pre-Existing License Agreements and such other third party licenses granting Licensor rights in Technology, as the same may arise in the future. Should Licensor at any time receive a notice of default from MIT or Cogito, Inc. under any of said Pre-Existing License Agreements, Licensor agrees to immediately deliver a copy of same to Licensee, together with such reasonable assurances of Licensor's efforts to cure and assure continued compliance as Licensee may request. Except as provided by this Agreement, Licensor further agrees to forebear from exercising any of its assignment, termination, licensing or sublicensing rights in the Field anywhere in the world (including any rights granted to any of its related companies as may be otherwise authorized pursuant to said Pre-Existing License Agreements) under said Pre-Existing License Agreements, without the prior written consent of Licensee.

(d) All derivatives to the Technology including, without limitation, the MIT Technology now existing (i.e., presently embodied in the Sherlock Face Recognition Software) or hereafter developed or acquired, which are made by or on behalf of Licensor, its General Partners and/or Affiliated Persons (as that term is defined in the Facia Reco Associates Limited Partnership Certificate and Agreement of Limited Partnership dated October 27, 1992), are and shall be solely owned by Licensor; provided, however, that this Section shall not apply to future derivatives which said parties have agreed to assign to Licensee under Section 4.1 of this Agreement. Without limiting the foregoing, no other third party, including without limitation MIT, or any Sponsor, has any right to use any of said derivatives except in the case of MIT, that MIT shall have a site license to use derivatives created by Pentland prior to the execution of this Agreement pursuant to the MIT Copyright License for MIT's own internal noncommercial, research purposes.

(e) To the best of the knowledge of Licensor, its General Partners and their Affiliated Persons after diligent inquiry, neither the Technology, nor the use thereof, violates or infringes any patent, copyright, trade secret, or any other right of any third party.

(f) Licensor agrees that it shall use its best efforts to obtain a federal Copyright Registration Certificate or Patent Registration for all Technology which is proprietary to it, or its General Partners or any of their Affiliated Persons, and which is copyrightable or patentable subject matter (including all derivatives of Licensor referred to in Section 3.2(d) above). Without limiting the foregoing, Licensor agrees to keep Licensee informed of all efforts relating to a broadening reissue of U.S. Patent No. 5,164,992. Licensor further agrees to execute and file with the U.S. Copyright Office or Patent Office such further documents as Licensee may request to evidence the exclusive grant of license under this Agreement.

SECTION IV - MODIFICATIONS
--------------------------

     4.1 Licensee and any of Licensee's duly authorized agents, representatives, sublicensees or subcontractors, may develop, modify, enhance, revise or prepare derivatives of the Technology as Licensee in its sole discretion shall deem necessary or expedient for its own use or for use by any third party who has contracted with the Licensee or any of its sublicensees (a "Modification"). Any such Modification shall be deemed to be the sole and exclusive property of Licensee and shall constitute part of Licensee's Proprietary Information as that term is defined herein.

     4.2 Licensee agrees to grant Licensor a nonexclusive, nonassignable license to use certain of Licensee's Modifications outside the Field subject to such terms, including royalty rates, not in excess of the royalty rates payable by Licensee under this Agreement, as shall be mutually agreeable to both parties.

SECTION V - PROPRIETARY INFORMATION.
-----------------------------------

     5.1 Except as provided in this Agreement, the Receiving Party shall not directly or indirectly disclose to any third party any of the Proprietary Information from the Disclosing Party, except with the prior written consent of the Disclosing Party; nor will the Receiving Party use such Proprietary Information for the Receiving Party's own benefit or for the benefit of any other person or business entity. The Receiving Party will restrict disclosure of the Disclosing Party's Proprietary Information within its own organization or to its authorized agents or subcontractors who have a need to receive such Proprietary Information in order to further the purposes of this Agreement, each of whom shall have been advised of the confidentiality obligations set forth in this Agreement and who shall be obligated to the Receiving Party in a similar manner. Notwithstanding the foregoing, Licensor acknowledges that the Licensee may disclose Licensor's Proprietary Information to the extent required in responding to requests for proposals from potential customers, in the furtherance of the performance of any awarded contracts, or to other entities which participate in such proposals or awarded contracts, and in the developing, marketing and sales of Licensee's products and systems. Any required disclosure or use of the Licensor's Proprietary Information by the Licensee or other entities including without limitation its sublicensees shall not constitute a breach of any term of this Agreement or any other rights of the Licensor in the Proprietary Information.


SECTION VI - INFRINGEMENT OF LICENSED TECHNOLOGY OR IMPROVEMENTS.
----------------------------------------------------------------

     6.1  Notification of infringement.  Each party shall notify the other of
          ----------------------------
any infringement of any Technology or Modifications of which it has knowledge and shall provide the other with the available evidence, if any, of such infringement.

     6.2  Enforcement.  If the Licensor and/or MIT has not, within seven (7)
          -----------
months after the date on which it is notified or otherwise becomes aware of an alleged infringement of the Technology, (a) terminated such infringement or (b) initiated legal action against the infringer, then the Licensor shall, upon the written request of the Licensee, grant the Licensee and/or its sublicensees the right to prosecute the infringer, provided that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive as set forth in Section II. In the event that Licensee elects to prosecute the infringer, the Licensor agrees to promptly sign and give to the Licensee and/or its sublicensees all documents in Licensor's possession necessary for the Licensee to prosecute such infringement, and provide reasonable assistance over the course of this proceeding at Licensor's expense. Licensor represents and warrants that it is authorized to grant Licensee and/or its sublicensees the right to use the name of the Massachusetts Institute of Technology, Dr. Alex P. Pentland and Cogito, Inc. as well as Facia Reco Associates Limited Partnership, as party plaintiffs in any such action.

     6.3  Expenses; Proceeds.  The party which prosecutes the infringement shall
          ------------------
bear the costs and expenses of bringing such action, except as provided in
Section 6.2. All amounts recovered in any enforcement action brought by Licensor, whether by judgment or settlement, shall be retained by Licensor; provided, however, that any such recovery by Licensor in excess of costs and expenses shall be applied against the Minimum Royalties otherwise payable by Licensee to Licensor. All amounts recovered by Licensee in any enforcement action brought by Licensee or its sublicensees for a period equivalent to the period of infringement, whether by judgment or settlement, shall be applied first in satisfaction of any costs and expenses incurred by Licensee in such action, then against the Minimum Royalties otherwise payable by Licensee for a period equivalent to the period of infringement, and the balance, if any, shall be divided equally between Licensor and Licensee. The Licensee acknowledges that MIT has retained the right to prosecute all infringements of the MIT Technology and any recovery in an action brought by MIT shall be retained by MIT with no credit toward Minimum Royalties.

     6.4  Other.  The Licensee and Licensor shall fully cooperate
          -----
with each other in the planning and execution of any enforcement action.
Neither the Licensee, its sublicensees nor the Licensor shall enter into any settlement that includes the grant of a license under, agreement not to enforce, or any statement prejudicial to the validity or enforceability of any Technology or this Agreement without the prior written consent of the other.

     6.5  Declaratory Actions.  In the event that a declaratory judgment action
          -------------------
alleging invalidity or non-infringement of any of the Technology shall be brought against the Licensee, either Licensor or MIT, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of that action at its expense subject to the aforesaid Section 6.4 of this Article VI.


SECTION VII -- INDEMNIFICATION
------------------------------

     7.1  Indemnification.
          ---------------

(a) Licensor agrees to indemnify and hold harmless the Licensee, its sublicensees, subcontractors, representatives, agents, employees, officers and directors, successors and assigns from and against any and all liabilities, losses, damages, claims, suits and expenses, including reasonable legal fees and costs and all liabilities of whatsoever kind or nature imposed on, incurred by, or asserted against the Licensee, its sublicensees, subcontractors, representatives, agents, employees, officers and directors, successors and assigns relating to or arising out of defects in the Technology or any failure of the Licensor to perform or comply with the terms of this Agreement, including without implied limitation any breach of the representations and warranties of the Licensor and its General Partners and their Affiliated Persons contained herein. Without limiting the foregoing or any other rights or remedies available to Licensee in law or equity, in the event the Technology is likely to become, in Licensor's opinion, or does become, the subject of a claim, suit, proceeding or action of infringement or misappropriation of a patent, copyright, trade secret, or trademarks, Licensor shall, at its expense, perform one of the following at its discretion:

      (i) replace the Technology with compatible, functionally equivalent non-infringing Technology;

     (ii) modify the Technology to make it non-infringing without impairing Licensee's ability to produce its products and systems as intended, such modifications shall be subject to Licensee's approval, which approval shall not be unreasonably withheld;

    (iii) procure, at no increased cost to Licensee, the right of Licensee to continue using the Technology; or

     (iv) if none of the foregoing alternatives are reasonably available to Licensor, then Licensor will immediately refund any monies paid by Licensee pursuant to and in reliance on this Agreement relating to the stand alone version of the Technology which gave rise to the infringement. For example, if Versions 1.1 and 1.2 of the software included in Technology have been non-infringing, but Version 1.3 is infringing, Licensor will refund pursuant to clause (iv) only monies paid by Licensee to Licensor with respect to Version 1.3.

(b)  Right of Set-Off.  In addition to the foregoing, the Licensor acknowledges
     ----------------
     and agrees that the Licensee shall have the right of set off against any Royalties or any other monies due and owing to Licensor under the terms of this Agreement in the event the Licensee is entitled to seek indemnification pursuant to Section 7.1. Nothing in this Section VII shall be construed to limit any other rights or remedies which are available in law or in equity to Licensee.


SECTION VIII - PRODUCT LIABILITY
--------------------------------

     8.1 Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Licensor, MIT, and their respective trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including reasonable legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of a product utilizing the Technology or arising from any obligation of Licensee hereunder, except that this indemnification shall not apply to claims that the Technology infringes third party intellectual property rights. Notwithstanding the foregoing, Licensee's obligation to indemnify the Licensor as previously stated, shall be further limited to claims, proceedings, demands and liabilities arising solely out of acts or omissions of Licensee.

     8.2 Licensee shall obtain and carry in full force and effect commercial, general liability insurance which shall protect Licensee, Licensor and MIT with respect to events covered by Section 8.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Massachusetts, shall list Licensor and MIT as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to MIT and Licensor prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000.00) per occurrence with an aggregate of Three Million Dollars ($3,000.000.00) for personal injury or death, and One Million Dollars ($1,000,000.00) per occurrence with an aggregate of Three Million Dollars

($3,000,000.00) for property damage. Licensee shall provide Licensor with Certificates of Insurance evidencing the same, and Licensor shall, in turn, provide MIT with a copy of the same.

     8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS PARTNERS AND THEIR DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, SECTIONS 3.2(d) AND 7.1, LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

     8.4 IN NO EVENT SHALL LICENSOR, ITS PARTNERS, LICENSEE AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER LICENSOR OR LICENSEE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.


SECTION IX - MARKINGS.
---------------------

     9.1 Licensee agrees to mark all products utilizing the Technology sold in the United States with all applicable United States patent numbers of which is has been informed of by Licensor. In addition, any copy of software utilizing the following copyrights included in the Technology shall include the following notices: "Copyright 1992, Massachusetts Institute of Technology. All Rights Reserved" or "(C) 1992, M.I.T. All Rights Reserved" and "Copyright 1993, 1994, Facia Reco Associates Limited Partnership."


SECTION X - EXPORT CONTROLS.
---------------------------

     10.1 It is understood that Licensor and MIT are each subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that each's obligations hereunder are contingent on compliance with application United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Licensor and MIT neither represents that a license shall be required nor that, if required, it shall be issued.

 SECTION XI - NON-USE OF NAMES.
 -----------------------------

     11.1 Licensee shall not use the names or trademarks of the Massachusetts Institute of Technology or Lincoln Laboratory, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from MIT, or said employee, in each case, except that Licensee may state that it is sub-licensed under one or more of the patents and/or applications comprising the Technology.


SECTION XII - TERM AND TERMINATION.
----------------------------------

      12.1     General.  This Agreement shall continue in full force and effect
               -------
until the termination of the last remaining license to Licensor for the MIT Technology, including any extensions thereof, unless sooner terminated pursuant to either Section 12.2 or 12.3 below.

     12.2 Termination by the Licensor.  The Licensor shall have the right to
          ---------------------------
terminate this Agreement, effective immediately, upon written notice of termination to the Licensee in the event that:

(a) The Licensee shall (i) seek the liquidation, reorganization, dissolution or winding-up of itself, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its assets, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the bankruptcy laws of the United States, or (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts; or

(b) a proceeding or case shall be commenced without the application or consent of the Licensee and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed and in effect, for a period of ninety (90) days from and after the date service of process is effected upon the Licensee, seeking (i) the Licensee's liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts,
     (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Licensee or of all or any substantial part of its assets, or
     (iii) similar relief in respect of the Licensee under any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or readjustment of debts; or

(c) any material breach by Licensee of the terms of this Agreement, including without limitation, the monetary obligations contained herein, which material breach is not cured within thirty (30) days of Licensor's notice thereof.

     12.3 Termination by the Licensee. The Licensee shall have the right to
          ---------------------------
terminate this Agreement, effective immediately, upon written notice of termination to Licensor in the event that:

(a) Either Licensor shall (i) seek the liquidation, reorganization, dissolution or winding-up of itself, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of itself or of all or a substantial part of its assets, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the applicable bankruptcy laws (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or (vi) adopt any resolution of its partners for the purpose of effecting any of the foregoing; or

(b) a proceeding or case shall be commenced without the application or consent of either Licensor and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed and in effect, for a period of ninety (90) days from and after the date service of process is effected upon the Licensor, seeking (i) either Licensor's liquidation, reorganization, dissolution or winding-up, or the composition or readjustment or its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of either Licensor or of all of any substantial part of its assets, or (iii) similar relief in respect of either Licensor under any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or readjustment of debts; or

(c) any material breach by Licensor of the terms of this Agreement, including without limitation, the representations and warranties contained herein which breach is not cured within thirty (30) days of Licensee's notice thereof; or

(d) immediately upon the delivery of written notice of termination by Licensee to Licensor.

     12.4 Survival.
          --------

(a) In the event of the expiration of the term of this Agreement or any termination of this Agreement by either Licensor or Licensee, the following shall survive termination and continue to be binding on parties: (1) Licensee shall be obligated to pay Licensor all Royalties or other amounts due and payable to Licensor due and owing as of the termination date; (2) the provisions of Sections V (proprietary information), VII (indemnification), VIII (product liability), X (export control), XI (non-use of names) and this Section 12.4; and (3) any sublicense to an End User of products previously granted by Licensee or its sublicensees.

  (b) In addition to the foregoing, upon the expiration of this Agreement under
Section 12.1 or any termination by Licensee for the reasons identified in
Section 12.3 (a), (b) or (c), Licensor acknowledges that the license granted to Licensee under this Agreement shall continue with respect to all Technology which is owned or controlled by Licensor as of the date of said termination date; provided, however, such license shall henceforth be deemed to be a paid-up, royalty-free, irrevocable, perpetual license. Except as set forth in
Section 12.4(a) above, Licensee shall have no further rights or obligations with respect to the Technology if Licensee elects to terminate this Agreement pursuant to Section 12.3(d).


SECTION XIII - CONDITIONS PRECEDENT TO LICENSEE'S OBLIGATIONS.
-------------------------------------------------------------

     13.1 It shall be a condition precedent to Licensee's obligations hereunder that:

(a) Licensor shall have delivered to Licensee a copy of the side letter from Dr. Alex P. Pentland to Massachusetts Institute of Technology, attached hereto as Exhibit B, duly executed by each of said parties (the "1996 MIT Side Letter"); and

(b) Licensor shall have delivered to Licensee the Agreement between Licensor, Cogito, Inc. Dr. Alex P. Pentland, Lau Acquisition Corp. and Licensee, attached hereto as Exhibit C, duly executed by each of the parties thereto (the "Five Party Agreement").

SECTION XIV - MISCELLANEOUS.
---------------------------

     14.1 Force Majeure.  In the event that any party is unable to perform any
          -------------
of its obligations under this Agreement because of natural disaster, actions or decrees of governmental bodies or electrical, communication or delivery failure not the fault of the affected party (hereafter referred to as a "Force Majeure Event"), the party who has been so affected shall immediately give notice to the other party and shall do everything possible to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended. If the period of nonperformance exceeds fifteen (15) days from the receipt of notice of the Force Majeure Event, the party whose ability to perform has not been so affected may by giving notice terminate this Agreement.

     14.2 Further Assistance.  Each party agrees to duly execute and deliver, or
          ------------------
cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out effectually the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

     14.3 Notice.  All notices, including approvals, that any party hereto is
          ------
required or may desire to give to the other shall be in writing and shall be given by addressing the same to the other at the address or facsimile number set forth in this Section, or at such other address or facsimile number as either may specify in writing to the other. All notices shall become effective when deposited in the United States Mail with proper postage for first class registered or certified air mail prepaid, return receipt requested, or when delivered personally, or, if promptly confirmed by mail as provided above, when dispatched by telegram, telex, facsimile or other written telecommunications, addressed:

     If to the Licensee:      Viisage Technology, Inc.
                              531 Main Street
                              Acton, MA  01720
                              Attn:  President
                              Telephone: (508) 263-8365
                              Telecopier: (508) 263-3358

     With a copy to:          Finnegan, Hickey, Dinsmoor
                              & Johnson, P.C.
                              20 Beacon Street
                              Boston, MA  02108
                              Attn:  Charles J. Johnson, Esq.
                              Telephone: (617) 523-2500
                              Telecopier: (617) 523-2502

     If to Licensor:          Facia Reco Associates
                                Limited Partnership
                              393 Totten Pond Road, Suite 201
                              Waltham, MA  02154
                              Attention: Victor Colantonio
                              Telephone: (617) 890-8402
                              Telecopier: (617) 890-8404

     With a copy to:          Peabody & Brown
                              101 Federal Street
                              Boston, Massachusetts 02110-1832
                              Attn:  Maurice L. Zilber, Esq.
                              Telephone: (617) 345-1000
                              Telecopier: (617) 345-1300

     14.4 Waiver.  No failure on the part of the either party to exercise, and
          ------
no delay in exercising, any right, remedy, power or privilege hereunder, and no course of dealing between the parties, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, remedy, power or privilege.

     14.5 Assignment.  Neither party may assign this Agreement or
          ----------
any rights or obligations hereunder except as expressly set forth in this Agreement, provided, however, that either party may fully assign its rights and
           --------  -------
interests, and delegate its obligations, hereunder, effective upon written notice thereof (a) to an entity controlled by such party if such entity assumes all of the obligations of such party hereunder and this Agreement remains binding upon such party; or (b) to any entity which acquires all or substantially all of the assets of either party or which is the surviving entity in a merger or consolidation with such party, if such entity assumes all of the obligations of the assigning party hereunder; or (c) Licensee may assign its rights and interests and delegate its obligations hereunder to Lau or any of Lau's affiliates, if such entity assumes all of the obligations of the assigning party hereunder; provided that in either case, the non-assigning party has not objected to any such assignment within ten (10) days of notice of such proposed assignment including the identity of the proposed assignee, provided that any such objection must be for reasonable and verifiable commercial factors; for example, the proposed assignee controls a twenty percent (20%) or greater market share of the market in which the assigning party competes.

     14.6 Entire Agreement.  This Agreement together with the 1996 MIT Side
          ----------------
Letter and the Five Party Agreement set forth the entire understanding of the parties with respect to their subject matter.

     14.7 No Modification.  This Agreement may be changed only by a writing
          ---------------
signed by duly-authorized representatives of both parties hereto.

     14.8 Severability.  In the event that any one or more of the provisions
          ------------
contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change so as to cause completion of the transactions contemplated herein to be unreasonable.

     14.9 Succession.  This Agreement shall be binding upon and shall inure to
          ----------
the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees.

    14.10 Applicable Law; Dispute Resolution.
          ----------------------------------

(a) This Agreement shall in all events and for all purposes be governed by, construed in accordance with, the law of The Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

  (b) Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in the Boston area and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes Licensor and Licensee each hereby irrevocably consents and submits.

(c) Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

    14.11 Counterparts.  This Agreement may be executed in counterparts.  Each
          ------------
counterpart, including a signature page executed by each of the parties hereto, shall be an original counterpart of this Agreement, but all of such counterparts together shall constitute one instrument.

     14.12 Effective Date of this Agreement.  This Agreement shall take effect
           --------------------------------
when Lau Acquisition Corp. ("Lau") transfers its Viisage Technology Division to Licensee and Licensee provides Licensor with written notice of the consummation of such transaction. Pursuant to an asset transfer agreement between the Licensee and Lau, that transfer will occur at 10 a.m. (eastern time) on the day to which Licensee requests, pursuant to Rule 461 under the Securities Act of 1933, as amended, acceleration of the effectiveness of the registration statement filed by Licensee with the Securities and Exchange Commission in connection with Licensee's initial public offering.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal and delivered as of the date set forth in the preamble hereto.

                                    VIISAGE TECHNOLOGY, INC.


                                    By: /s/ Robert C. Hughes
                                        --------------------------
                                    Title: President
                                           -----------------------


                                    FACIA RECO ASSOCIATES
                                      LIMITED PARTNERSHIP

                                    By its General Partners:

                                    Cogito, Inc.


                                    By: /s/ Alexander Pentland
                                       ____________________________
                                    Title: President
                                           ________________________


                                    Facia Reco, Inc.

                                    By: /s/ Victor Colantonio
                                       ___________________________
                                    Title: President
                                          ________________________


APPROVED AND AGREED TO WITH
  REGARD TO SECTIONS 2 AND 3.2:

Cogito, Inc.


By: /s/ Alexander Pentland
   ___________________________
Title: President
      ________________________

Facia Reco, Inc.


By: /s/ Victor Colantonio
   ___________________________
Title: President
      ________________________

                                   EXHIBIT A

1. Copyright 1993, 1994, Facia Reco Associates, Limited Partnership for computer software entitled, "Sherlock Face Recognition Software" - DOS and Windows Versions based upon M.I.T. Case 5404, 'A Face Recognition System' by Matthew A. Turk and Alex P. Pentland, and related Documentation.

2. All "Patent Rights" licensed by Massachusetts Institute of Technology to Facia Reco Associates Limited Partnership pursuant to that certain Patent License Agreement dated as of July 5, 1994, as amended, pursuant to which "Patent Rights" shall mean all of the following MIT intellectual property:

     a. the United States and/or patent application listed below (the "United States Patent Rights"):

          M.I.T. Case No. 5404
          Title: "A Face Recognition System"
          U.S.S.N. 608,000 or U.S.P.N. 5,164,992
          By: Matthew A. Turk and Alex P. Pentland
          Filed on November 11, 1990

     b. United States Patents issued from the applications listed in the United States Patent Rights and from divisionals and continuations of these applications;

     c. claims of U.S. continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. applications listed in the United States Patent Rights; and

     d. any reissues including without limitation any broadening reissues of United States patents described in a, b or c above.

     e. the Foreign patent applications (including European Patent Application No. 9290003348.1 designating Austria, Belgium, France, Germany, Italy, Luxembourg, The Netherlands, Sweden, Switzerland, and the United Kingdom), and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such Foreign patent applications, and the resulting patents;

     f. Foreign patent divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents; and

     g. any Foreign patents, resulting from equivalent Foreign procedures to United States reissues and reexaminations, of the Foreign patents described in e. and f. above.

3. Copyright 1992, Massachusetts Institute of Technology for computer software entitled "Image Similarity Software," and related Documentation, described in MIT Case No. 5929ST, "Image Similarity Software," by Alex P. Pentland, as existing on April 16, 1992 and described in Appendix A to that certain Agreement between Massachusetts Institute of Technology and Dr. Alex P. Pentland dated June 1, 1992.

4. All derivatives to any of the foregoing made by or on behalf of Licensor, its General Partners and/or Affiliated Persons (as that term is defined in the Facia Reco Associates Limited Partnership Certificate and Agreement of Limited Partnership dated October 27, 1992), on or before November 21, 1994.